Exhibit 21.1
List of Subsidiaries

Biofuels Marketing, Inc.
Aemetis Biochemicals, Inc.
Aemetis Advanced Products Keyes, Inc.
Aemetis Riverbank, Inc.
Aemetis Advanced Products Riverbank, Inc.
Aemetis Properties Riverbank, Inc.
Aemetis International, Inc.
International Biofuels Ltd (Mauritius)
Universal Biofuels Private Limited (India)
Aemetis Technologies, Inc.
Aemetis Biofuels, Inc.
Energy Enzymes, Inc.
AE Advanced Fuels, Inc.
Aemetis Advanced Fuels Keyes, Inc.
Aemetis Facility Keyes, Inc.
Aemetis Property Keyes, Inc.
Aemetis Advanced Fuels, Inc.
EdenIQ Acquisition Corp
Aemetis Americas, Inc.
AE Biofuels, Inc.
Aemetis Advanced Biorefinery Keyes, Inc.
Aemetis Biogas LLC.
Goodland Advanced Fuels, Inc.